UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 29, 2015

W.W. Grainger, Inc.
(Exact name of Registrant as Specified in its Charter)

Illinois	1-5684	36-1150280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois  60045
(Address of Principal Executive Offices and Zip Code)

(847) 535-1000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

(a)	An annual meeting of shareholders of the Company was held on April 29, 2015.

(b)	At that meeting:

Management's nominees were elected directors for the ensuing year.  Of the 57,983,494 shares present in person or represented by proxy at the meeting, the number of shares voted for, the number of shares as to which authority to vote in the election was withheld, and the number of broker non-votes were as follows with respect to each of the nominees:

Name	Shares Voted For Election	Shares as to Which Voting Authority Withheld	Broker Non-Votes
R. C. Adkins	53,223,991	362,279	4,397,224
B. P. Anderson	52,988,601	597,669	4,397,224
V. A. Hailey	53,131,418	454,852	4,397,224
W. K. Hall	53,188,468	397,802	4,397,224
S. L. Levenick	53,093,308	492,962	4,397,224
N. S. Novich	52,846,861	739,409	4,397,224
M. J. Roberts	53,350,879	235,391	4,397,224
G. L. Rogers	53,231,553	354,717	4,397,224
J. T. Ryan	52,480,636	1,105,634	4,397,224
E. S. Santi	53,320,578	265,692	4,397,224
J. D. Slavik	53,099,490	486,780	4,397,224

A proposal to ratify the appointment of Ernst & Young LLP as independent auditor of Grainger for the year ending December 31, 2015, was approved.  Of the 57,983,494 shares present or represented by proxy at the meeting, 57,616,508 shares were voted for the proposal, 268,220 shares were voted against the proposal and 98,766 shares abstained from voting with respect to the proposal.

A non-binding advisory proposal to approve the compensation of the Company's Named Executive Officers was approved.  Of the 57,983,494 shares present or represented by proxy at the meeting, 50,302,091 shares were voted for the proposal, 925,556 shares were voted against the proposal and 2,358,623 shares abstained from voting with respect to the proposal. There were 4,397,224 broker non‑votes.

A proposal to approve the W.W. Grainger, Inc. 2015 Incentive Plan was approved. Of the 57,983,494 shares present or represented by proxy at the meeting, 49,632,322 shares were voted for the proposal, 2,971,427 shares were voted against the proposal and 982,521 shares abstained from voting with respect to the proposal. There were 4,397,224 broker non‑votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2015

W.W. GRAINGER, INC.

By:	/s/ David. L. Rawlinson
David L. Rawlinson Vice President, Deputy General Counsel and Corporate Secretary